KRONOS WORLDWIDE, INC. ANNOUNCES A PRICE INCREASE FOR ALL TITANIUM DIOXIDE PRODUCTS SOLD IN EUROPE AND EASTERN EUROPE

CRANBURY, NEW JERSEY – October 14, 2008 - Kronos Worldwide, Inc. (NYSE:  KRO) today announced a price increase for all titanium dioxide grades sold in Europe and Eastern Europe.

Effective October 15, 2008, prices for all Kronos titanium dioxide grades sold in Europe will be increased by 150 Euro per metric ton, and prices in Eastern Europe, including Russia, will be increased by US $120 per metric ton.

These increases are in addition to price increases previously announced for these areas.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide pigments.

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